Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of The Original BARK Company, a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 11th day of June, 2021.

NORTHERN STAR SPONSOR LLC

By:	/s/ Joanna Coles
Name: Joanna Coles Title: Managing Member

/s/ Joanna Coles
Joanna Coles

/s/ Jonathan J. Ledecky
Jonathan J. Ledecky